EXHIBIT 99.1

HCW Biologics Reports First Quarter 2026

Business Highlights and Financial Results

Miramar, FL – May 14, 2026 – HCW Biologics Inc. (the “Company” or “HCW Biologics”) (NASDAQ: HCWB), a clinical-stage biopharmaceutical company focused on developing transformative fusion immunotherapeutics to treat autoimmune disease, cancer and senescence-associated dysplasia, today reported financial results and recent business highlights for the three months ended March 31, 2026.

The Company remains on track to provide preliminary clinical data readout from the first two dose levels of the Phase 1 clinical study evaluating HCW9302 in alopecia areata in the first half of 2026. There are two clinical sites actively enrolling patients, and enrollment has been on schedule. HCW9302 is an injectable, first-in-kind interleukin 2 (“IL-2”) fusion protein complex designed to suppress the hair-follicle killing activities of the auto-reactive immune cells typically found in patients suffering with alopecia areata by activating and expanding regulatory T (“Treg”) cells. The Company has not reported any dose limiting toxicities in the patients treated to date. With continued patient enrollment, the full Phase 1 human data readout is expected in the fourth quarter of 2026.

Dr. Hing C. Wong, the Company’s Founder and Chief Executive Officer, stated, “HCW9302 was selected as the lead product candidate for the Company’s autoimmune program because it has demonstrated relatively high IL-2Rα affinity and sustains serum exposure, which implies it has a strong profile for the treatment of autoimmune disorders. The Company’s preclinical studies in nonhuman primates show that HCW9302 achieves significantly longer serum half-life and exhibits strong biological activity in relatively low doses, which could appear in the human data readout as support for enhanced receptor selectivity, better tolerability and reduced off-target effects.”

Business Highlights

Transaction Closed for Exclusive Worldwide License for HCW11-006

On March 16, 2026, the closing for the licensing arrangement with Beijing Trimmune Biotech Co., Ltd (“Trimmune”) occurred upon receipt of the full nonrefundable upfront license fee. The Trimmune upfront license fee consisted of $3.5 million in gross cash proceeds, or $2.9 million net of taxes, and an in-kind payment of a transferable minority equity interest in Trimmune with a fair value of $3.5 million. For the three months ended March 31, 2026, the Company recognized $6.5 million in revenue and $470,000 in deferred revenue.

Commercial-Ready Molecules Used as Reagents

On March 13, 2026, Science Advances, a peer-reviewed, high-impact journal, released a publication with the Company’s data that showed the Company’s proprietary, commercial-ready compound, HCW9206, could fundamentally change how CAR-T cell therapies are manufactured and potential improve their clinical efficacy against diseases such as cancer and HIV. These findings support the Company’s belief that HCW9206 is a leap forward in both clinical potential and manufacturing efficiency. The Company is actively seeking a corporate partner to commercialize the reagent program.

February 2026 Equity Offering

On February 19, 2026, the Company completed a $1.5 million equity financing with an existing investor in which it issued Pre-Funded Warrants to purchase 2,477,292 shares of Common Stock for $0.0001 per share and Common Stock Warrants to purchase up to 2,477,292 shares of Common Stock for $0.6055 per share. Contemporaneously with this transaction, the Company agreed to amend previously issued Common Stock Warrants to purchase up to 3,020,410 shares of Common Stock to lower the exercise price from $2.41 per share to $0.6055 per share. The Warrants are subject to stockholder approval.

First Quarter 2026 Financial Results

Revenues: Revenues for the three months ended March 31, 2025 and 2026 were $5,065 and $6.5 million, respectively. Since inception, the Company’s revenues have been derived exclusively from its licenses. Under the Wugen License and supply agreements, the Company has recognized over $16.0 million of aggregate revenues since the inception of the license in 2020. In the three months ended March 31, 2025, Wugen was winding down its clinical programs in NK-Cell therapies to focus exclusively on its breakthrough CAR-T program that is in its pivotal clinical trial. In the three months ended March 31, 2026, the Company completed the closing of the exclusive, worldwide licensing agreement with Trimmune for the in vivo rights for HCW11-006. The nonrefundable upfront license fee consisted of $3.5 million in gross cash proceeds and $3.5 million in-kind in the form of a transferable minority equity interest in Trimmune.

Research and development (R&D) expenses: R&D expenses for the three months ended March 31, 2025 and 2026 were $1.5 million and $1.3 million, respectively, a decrease of $220,763, or 15%. The change was primarily attributable to decreases of $272,757 in manufacturing and materials costs and $60,287 in clinical expenses, partially offset by increases of $77,279 in salaries and benefits and $40,455 in preclinical expenses.

General and administrative (G&A) expenses: G&A expenses for the three months ended March 31, 2025 and 2026 were $2.2 million and $1.8 million, respectively, a decrease of $394,320, or 18%. The change was primarily attributable to decreases of $265,137 in salaries and benefits due to a decrease in stock-based compensation and $258,646 in accretion of a fixed bonus payable upon the maturity date of Secured Notes due to restructuring of the Secured Notes in May 2025, partially offset by increases in taxes and expenses related to financings.

Legal expenses (recoveries), net: Legal expenses and recoveries, net represent the legal fees that the Company incurred for an Arbitration, net of insurance recoveries. In the three months ended March 31, 2025, the Company received a $2.0 million insurance recovery, partially offset by $260,507 of legal expenses. The Company anticipates it will continue to incur expenses for the costs of remaining in compliance with the terms of the Settlement and Release Agreement, primarily due to requirements for patents which are necessary to protect the Company’s intellectual property rights.

Net income (loss): Net income (loss) for the three months ended March 31, 2025 and 2026 were a loss of $2.2 million and income of $3.5 million, respectively.

Financial Guidance

As of March 31, 2026, the Company believes that substantial doubt exists regarding its ability to continue as a going concern for at least 12 months from the issuance date of the audited financial statements, without additional funding or financial support. We considered future elements of our financing plan, especially business development programs. We have had early success in completing key elements of our multi-step financing plan; however, we cannot be assured that we will continue to have success with remaining elements of our plan.

On May 5, 2026, the Company was granted a Hearing to appeal a determination by the Nasdaq Listing Qualifications Staff (the “Staff”) to delist the Company’s securities from The Nasdaq Capital Market (“Nasdaq”) due to the Company’s non-compliance with the $1.00 minimum bid price requirement. The Staff will require a brief period of deliberations before notification of whether the Company’s plan was accepted.

About HCW Biologics

HCW Biologics Inc. (the “Company”) (NASDAQ: HCWB) is a clinical-stage biopharmaceutical company developing transformative fusion immunotherapeutics to support or treat diseases promoted by chronic inflammation, including autoimmune diseases, cancer, and senescence-associated dysplasia. The Company’s immunotherapeutics represent a new class of drugs that it believes have the potential to fundamentally change the treatment of proinflammatory and senescence-associated diseases and conditions that are promoted by chronic inflammation —and in doing so, improve patients’ quality of life and possibly extend longevity. A key aspect of the Company’s clinical development and financing strategy is to focus on its business development programs. To date, the Company has entered into two licensing agreements in which it has licensed exclusive, worldwide rights for some of its proprietary molecules. See the Company Pipeline at https://hcwbiologics.com/pipeline/

Forward Looking Statements

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including timing and efficacy in human clinical trial data for HCW9302, correlation of primate studies to potential data from the clinical trial, and the ability of HCW9206 to increase efficacy in CAR-T programs. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties that are described in the section titled “Risk Factors” in the annual report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on March 31, 2026, the Form 10-Q filed with the SEC on May 14, 2026, and in other filings filed from time to time with the SEC. Forward-looking statements contained in this press release are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Company Contact:

Rebecca Byam

CFO

HCW Biologics Inc.

rebeccabyam@hcwbiologics.com

HCW Biologics Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2025	2026
Revenues:
Revenues	$5,065	$6,543,001
Cost of revenues	(4,052)	(11,071)
Net revenues	1,013	6,531,930

Operating expenses:
Research and development	1,478,711	1,257,948
General and administrative	2,227,597	1,833,277
Legal expenses, net	(1,739,493)	6,850
Indirect tax expense	—	198,146
Total operating expenses	1,966,815	3,296,221
Operating income (loss)	(1,965,802)	3,235,709
Interest expense	(255,822)	(109,274)
Change in fair value of warrant liability	—	667,343
Other income, net	24,749	8,888
Net income (loss) before income taxes	$(2,196,875)	$3,802,666
Income tax expense	—	(330,186)
Net income (loss)	$(2,196,875)	$3,472,480
Equity dividend to investor	—	(1,488,472)
Net income (loss) attributable to Common Stockholders	$(2,196,875)	$1,984,008
Net income (loss) per share, basic and diluted	$(1.97)	$0.37
Weighted average shares outstanding, basic and diluted	1,116,891	5,425,871

HCW Biologics Inc.

Condensed Balance Sheets

	December 31,	March 31,
	2025	2026
		Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$1,952,464	$1,228,879
Accounts receivable, net	32,175	74,844
Prepaid expenses	222,156	297,760
Other current assets	77,564	119,843
Total current assets	2,284,359	1,721,326
Investments	1,326,329	4,826,329
Property, plant and equipment, net	20,880,849	20,766,082
Other assets	28,476	28,476
Total assets	$24,520,013	$27,342,213
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current liabilities:
Accounts payable	$13,143,394	$11,785,980
Accrued liabilities and other current liabilities	1,110,104	1,125,639
Short-term debt, net	6,809,215	6,577,194
Deferred Revenue	—	470,000
Total current liabilities	21,062,713	19,958,813
Warrant liability		928,435
Contingent liability	692,531	692,531
Total liabilities	21,755,244	21,579,779
Stockholders’ equity:
Common stock:
Common, $0.0001 par value; 250,000,000 shares authorized and 3,279,812 shares issued at December 31, 2025; 250,000,000 shares authorized and 6,734,104 shares issued at March 31, 2026	328	673
Additional paid-in capital	111,280,287	110,805,127
Accumulated deficit	(108,515,846)	(105,043,366)
Total stockholders’ equity	2,764,769	5,762,434
Total liabilities and stockholders’ equity	$24,520,013	$27,342,213